Exhibit 10.3
ADVISORY AGREEMENT
This Advisory Agreement (the “Agreement”) is entered into as of May 3, 2010 (the “Effective Date”) between Advanced Energy Industries, Inc., a Delaware Corporation, and its Affiliates (as defined below), having an address at 1625 Sharp Point Drive, Fort Collins, Colorado, 80525 (collectively, the “AEI”) and Elwood Spedden, having an address at 5916 Watson Drive, Fort Collins, Coloado 80528 (the “Consultant”). “Affiliates” shall mean any person, or entity directly or indirectly controlled by, controlling or under common control with Advanced Energy Industries, Inc.
In consideration of the mutual promises contained herein, the Parties agree as follows:
1.	Services. During the Term (defined below), AEI agrees to retain Consultant to perform executive advisory services to Dr. Hans Betz, the Chief Executive Officer (the “CEO”) of AEI (the “Services”). During the Term, Consultant will routinely meet with the CEO at times mutually determined by them to review the operations of the business. As a former member of the Board of Directors of AEI, the Consultant has significant expertise and experience in the areas of customer relations, sales, marketing and field service operations. AEI values such expertise and experience and seeks such advisiory services during the Term.
2.	Term. This Agreement will commence as of the Effective Date and will continue until May 2, 2011, unless earlier terminated in accordance with the Agreement (the “Term”).
3.	Compensation. As full and complete payment for all Services rendered and subject to Consultant’s compliance with all of its obligations under the Agreement, AEI shall pay Consultant an aggregate amount of $35,000.00 payable in four (4) quarterly installments of $8,750 as follows: May 15, 2010, August 15, 2010, November 15, 2010 and February 15, 2011 upon submission of a quarterly invoice submitted by Consultant to AEI (the “Advisory Fee”). Consultant will not be granted any stock options, restricted stock units or other equity awards for the Service. To the extent permissible, the stock options and restricted stock units that Consultant currently holds will continue to vest and be exercisable in accordance with their terms, so long as Consultant provides Service during the Term. It is the express intent of AEI and the Consultant that the Consultant’s Services rendered to AEI during the Term shall not be interpreted as an interruption of service or termination of services under any applicable AEI equity plan as outlined in Exhibit A attached hereto (such continuation of vesting and continuous sevice is referred collectively herein as the “Equity Continuation”). Exhibit A provides a listing of Consultant’s equity treatment under various equity plans and equity listing.
4.	Expenses. Reasonable and customary expenses may be invoiced to AEI if the expenses are pre-approved by the CEO. All expenses and travel are subject to AEI’s expense and travel policies.
5.	Independent Contractor. Consultant is an independent contractor, and except for Equity Continuation, is not eligible to participate in or receive any benefit from any benefit plan or program available to employees of AEI such as health, disability, or life insurance, vacation or holiday pay, sick leave, profit sharing or pension plans. Consultant is not entitled to and AEI shall not provide workers’ compensation coverage for Consultant. Consultant is not entitled to and AEI shall not provide unemployment compensation coverage for Consultant. Consultant shall comply with all applicable laws and regulations and all AEI safety and security rules, in the course of performing the Services and shall have sole responsibility for the payment of all applicable taxes and withholdings with respect to any and all compensation paid to Consultant hereunder. Since

Consultant is an independent contractor, Consultant acknowledges that AEI will comply with all appropriate tax requirements. Consultant is neither an agent nor employee of AEI, and has no authority whatsoever to bind AEI by contract or agreement of any kind.
6.	Intellectual Property. Consultant agrees that all deliverables, and any other work product conceived, developed, written, or contributed by Consultant, either individually or in collaboration with others, in connection with providing the Services (collectively “Works”) are the sole property of AEI. All right, title, and interest in or to the Works including, without limitation, all patent rights, copyrights, mask work rights, trademark rights, and all other present and future intellectual and industrial property rights of any kind anywhere in the world (collectively, “Proprietary Rights”) shall belong exclusively to AEI, and the Works shall constitute “works made for hire” as that term is defined in the U. S. Copyright Act (17 USCA, Section 101). Consultant agrees to disclose all Works to AEI as promptly and fully as practicable. Consultant hereby irrevocably assigns and agrees to irrevocably assign to AEI, without further consideration, all right, title and interest that Consultant may presently have or acquire, free and clear of all liens and encumbrances, in and to all the Works, and all Proprietary Rights therein. Consultant agrees to perform, during and after the Term, all acts deemed reasonably necessary or desirable by AEI to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing the Proprietary Rights and the assignments and licenses granted herein, all at AEI’s expense, but for no consideration to Consultant in addition to Consultant’s fees. Consultant hereby irrevocably designates and appoints AEI and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact, with full power of substitution, to act for or on behalf and instead of Consultant to accomplish the foregoing, which appointment is coupled with an interest. If the Works include previously developed items owed or licensed by Consultant, Consultant hereby grants Company an unrestricted, royalty-free, perpetual, irrevocable license to make, have made, use, market, import, distribute, copy, modify, prepare derivative works, perform, display, disclose, sublicense and otherwise exploit such previously developed items. Consultant hereby irrevocably waives (and to the extent necessary, has caused its employees, contractors and others to waive) all rights under all laws (of the United States and all other countries) now existing or hereafter permitted, with respect to any and all purposes for which the Works may be used, including without limitation: (a) all rights under the United States Copyright Act, or any other country’s copyright law, including but not limited to, any rights provided in 17 U.S.C. §§ 106 and 106A; (b) any rights of attribution and integrity or any other “moral rights of authors” existing under statutory, common or any other law.
7.	Representations and Warranties; Disclaimer. Consultant represents, warrants and covenants that its performance under this Agreement shall be conducted with due diligence. EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY DISCLAIMS AND EXCLUDES ALL REPRESENTATIONS, WARRANTIES, AND CONDITIONS WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO REPRESENTATIONS, WARRANTIES, OR CONDITIONS OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY SERVICES, OR DELIVERABLES.
8.	Assignment. Consultant shall not assign, transfer or subcontract any right in or obligation arising under this Agreement without AEI’s prior express written consent (which consent may be withheld or delayed in AEI’s sole discretion). Any assignment in violation of this paragraph shall be void and of no effect.

9.	Confidential Information. “Confidential Information” means, without limitation, (a) all information relating to AEI’s business, products, services, finances, or employees disclosed by AEI or otherwise obtained by Consultant through the performance of Services either directly or indirectly in writing, orally or by drawings, inspection of parts or equipment, whether or not marked “Confidential Information” and (b) all information that is developed, created or discovered by Consultant, either individually or in collaboration with others, in providing the Services. Consultant shall not disclose or reveal to any third party any Confidential Information (or any information derived therefrom) for any purpose, except to those Consultant employees who have a legitimate “need to know” and are bound in writing or by law or regulation to all of the restrictions contained in this Section. Consultant shall not use Confidential Information (or any information derived therefrom) for any purpose, except for Consultant’s use (and not any third party’s use) as necessary in the ordinary course of performing the Services. Consultant agrees to use its best efforts to prevent inadvertent disclosure of Confidential Information to others. Consultant agrees to treat the Confidential Information with at least the degree of care that it treats similar materials of its own. Consultant will immediately notify AEI of any unauthorized disclosure or release of Confidential Information.
10.	Confidentiality Exceptions. The obligations of Section 9 shall not apply to any particular portion of the Confidential Information that: (i) was in the public domain at the time it was received by Consultant; (ii) entered the public domain subsequent to the time it was received by Consultant, through no fault of Consultant; (iii) was in Consultant’s possession free of any obligation of confidence prior to the time it was received by Consultant; (iv) was rightfully communicated to Consultant free of any obligation of confidence subsequent to the time it was communicated by Consultant; or (v) was developed by employees or agents of Consultant independently of and without reference to any information received by Consultant.
11.	Ownership and Return of Confidential Information. All materials furnished to Consultant by AEI including Confidential Information shall remain the sole property of AEI and nothing contained herein shall be construed as giving Consultant any license or rights with respect to any information or materials which may be disclosed to Consultant including Confidential Information. Consultant shall make no copies of any Confidential Information without the prior written consent of AEI and Consultant shall return to AEI promptly at its request all Confidential Information along with all copies made thereof and all documents or things containing any portion of any Confidential Information.
12.	Return of Other Materials. Consultant agrees that upon request or upon termination of this Agreement, the Consultant will deliver to AEI any and all drawings, notes, documents, Confidential Information, and other materials received from AEI or originating from the consulting activity.
13.	No Conflicts. Consultant will refrain from any activity, and will not enter into any agreement or make any commitment, that is inconsistent or incompatible with Consultant’s obligations under this Agreement, including Consultant’s ability to perform the Services. Consultant represents and warrants that Consultant is not subject to any contract or duty that would be breached by Consultant’s entering into or performing Consultant’s obligations under this Agreement or that is otherwise inconsistent with this Agreement.
14.	Termination. Either party may terminate this Agreement if the other party breaches any provision of this Agreement and fails to cure such breach within 30 days of the breaching party’s receipt of written notice of the breach. Sections 5, 6, 7, 9, 10, 11, 12, 14, 15 and 16 shall survive termination or expiration of the Agreement.
15.	Limitation on Liability. in no event will AEI be liable for any consequential, indirect, exemplary, special, or incidental damages arising from or relating to this Agreement. AEI’s total cumulative liability in connection with this Agreement, whether in contract or tort or otherwise, will not exceed the aggregate amount of Advisory Fees and Expenses paid by AEI to Consultant for Services performed under this Agreement.
16.	General. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. This Agreement shall be governed and interpreted in accordance with the laws of the State of Colorado without regard to the conflicts of law provisions thereof that would require the application of the laws of any other state. The sole jurisdiction and venue for actions related to the Agreement shall be the state of Colorado. All notices shall be in writing and deemed duly given if (a) delivered in person or sent by registered or certified mail, postage prepaid, and (b) addressed in accordance with this Section. Notices shall be deemed effective only upon receipt by the party being served. All notices to either party shall be addressed to the address set forth on the first page of this Agreement. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior agreements, discussions and writings with respect thereto. Time is of the essence with respect to Consultant’s performance of the Services and delivery of the deliverables. This Agreement may be executed (a) in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument, and (b) by facsimile signature and facsimile signatures shall be fully binding and effective for all purposes and shall be given the same effect as original signatures.
In witness whereof, the parties have executed this Agreement as of the Effective Date.
FOR ADVANCED ENERGY INDUSTRIES, INC.:

/s/ Hans Betz Dr. Hans Betz, Chief Executive Officer	May 3, 2010 Date
Name/Title

FOR CONSULTANT:

/s/ Elwood Spedden Elwood Spedden	May 3, 2010 Date
“Consultant”

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